EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT
August 19, 2002	Tony Davis
tony.davis@centurytel.com

CenturyTel to Place Debt Securities

MONROE, La. . . . CenturyTel, Inc. (NYSE symbol: CTL) announced today its intention to privately place with qualified institutional buyers $250 million of unsecured senior notes and $150 million of unsecured convertible senior debentures.  The senior notes are expected to have a 10-year term.  The convertible debentures are expected to have a 30-year term and to be convertible into the Company’s common stock at a significant premium over the current trading price upon the occurrence of certain specified events. These securities are expected to be rated BBB+ by Standard & Poors and Baa2 by Moody’s, both with a stable outlook. The relative and aggregate size of these Rule 144A private placements may differ depending upon market conditions.

The Company expects to use the net proceeds of these private placements to partially or fully satisfy certain fixed and contingent commitments arising in the fourth quarter of 2002, or for other general corporate purposes.

The notes and debentures to be offered have not been and, at the time of the placement, will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This notice is issued pursuant to Rule 135(c) of the Securities Act of 1933, and does not constitute an offer to sell or the solicitation of an offer to buy the notes or debentures.

CenturyTel, Inc. provides communications services including local exchange, long distance, Internet access and data services to customers in 22 states. The Company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL.  CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States.

This release includes forward-looking statements that are based upon current expectations only, and are subject to a number of uncertainties that are beyond the control of CenturyTel, including its ability to access the capital markets on attractive terms or at all.  Additional uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.  The information in this release is as of August 19, 2002.  The Company undertakes no obligation to update or revise any of this information as a result of new information, future events or developments, or otherwise.